Contact: Kevin Aandahl (314) 923-6268
        Deb Wiethop (314) 923-4767

   Blue Cross and Blue Shield of Missouri and the Attorney
   General Seek Review of Settlement Agreement by Missouri
                        Supreme Court

ST. LOUIS, MO, Nov. 10, 1999 - Blue Cross and Blue Shield of Missouri, parent company of RightCHOICE Managed Care, Inc. (NYSE: RIT) and the Missouri Attorney General today took a number of steps seeking review by the Missouri Supreme Court of the settlement agreement that Cole County Circuit Court Judge Thomas Brown III disapproved on Oct. 29, 1999. The settlement agreement is designed to create the Missouri Foundation for Health, the largest health care foundation in the state.

In a joint filing, the parties notified the Supreme Court of the action taken by the Cole County Circuit Court in disapproving the settlement. The Supreme Court had earlier directed the parties to inform it of the Cole County Circuit Court's decision. In that same filing, the parties asked the Supreme Court to deem the Circuit Court's order final for purposes of appeal, to conduct its own review of the settlement agreement, and to stay further proceedings before Judge Brown and Special Master Robert G. Russell until the Supreme Court acts on the case. Judge Brown had directed Special Master Russell to conduct further hearings to formulate alternatives for resolution of the case while appeals are pending.

Blue Cross, the Attorney General and the Missouri Department of Insurance have filed an appeal of the Cole County Circuit Court's order disapproving the settlement agreement with the Missouri Court of Appeals for the Western District. In a separate filing in the Supreme Court today, the parties are asking the Court to allow them to move for immediate transfer of that appeal to the Supreme Court.

Representatives of several public interest groups also have made a filing in the Missouri Supreme Court reaffirming their support of the settlement agreement.

"This unprecedented consensus among Blue Cross and Blue
Shield, state officials and consumer groups representing more than one million Missourians reinforces that this settlement agreement is fair, reasonable and in the public interest," stated John O'Rourke, president and chief executive officer of Blue Cross and Blue Shield of Missouri and chairman, president and chief executive officer of RightCHOICE Managed Care, Inc.

The litigation underlying the settlement is pending before the Missouri Supreme Court, which ordered that the trial court "finally dispose" of the proposed settlement agreement on, or before, Nov. 9. Judge Brown entered an order disapproving the settlement agreement, but stated that the order was not yet subject to appeal. In addition, the judge stated that the special master he had appointed on Nov. 4, 1998, to review the settlement had not had adequate time to review all alternatives, and ordered that the special master continue to do so on an expedited basis.

The settlement agreement calls for Blue Cross and Blue
Shield of Missouri to reorganize and be merged with
RightCHOICE and for the creation of the state's largest
health care foundation.  In addition to the RightCHOICE
stock owned by Blue Cross and Blue Shield of Missouri, the
foundation would receive $12.78 million in cash from Blue
Cross.   In so doing, it would resolve outstanding
litigation and regulatory issues, create the Missouri
Foundation for Health, and result in RightCHOICE's reorganization as a fully for-profit Blue Cross and Blue
Shield licensee.


Safe Harbor Statement

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: an adverse ruling on the litigation or other judicial action; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; and other risks detailed in the company's Securities and Exchange Commission filings.

     Blue Cross and Blue Shield of Missouri and its for-profit subsidiary, RightCHOICE Managed Care, Inc., are the largest providers of health care benefits in Missouri. The company's web site addresses are www.ritusa.com and www.abcbs.com.

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